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                                POWER OF ATTORNEY



Mr. August von Finck,
born March 11, 1930,
and his wife, Mrs. Francine von Finck,
nee Le Tanneux von Saint-Paul,
born September 16, 1945,
address: [withheld]

and their children:

Mr. August-Francois von Finck,
born May 2, 1968,
address: [withheld]

Mr. Maximilian-Rudolf von Finck,
born May 29, 1969,
address:

Mr. Luitpold-Ferdinand von Finck,
born March 11, 1971,
address: [withheld]

Mrs. Maria-Theresia von Finck,
born April 9, 1975,
address: [withheld]

hereby grant

a)       Dr. Hubert Mennacher
         [address withheld]

b)       Mr. Rainer Nocon,
         [address withheld]

c)       Mr. Ernst Knut Stahl,
         [address withheld]

                            GENERAL POWER OF ATTORNEY

In the form that any two of the persons named above are authorized to act jointly.

The attorneys-in-fact are authorized to perform for the principal all legal acts for which an attorney-in-fact is legally permissible.

The attorneys-in-fact may not assign the power of attorney to a third person unless in the scope of the handling and performance of closed legal acts.



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The attorneys-in-fact are not released from the restrictions of ss. 181 of the
German Civil Code (Burgerliches Gesetzbuch - BGB).

This power of attorney shall survive the death of the respective principal.

This power of attorney may be revoked at any time.


                                      II

The principals are aware the power of attorney presupposes a special confidential relationship with the attorneys-in-fact and that upon revocation of the power of attorney, the power of attorney document must be reclaimed so that the power of attorney is also terminated vis-a-vis persons acting in good faith.

                                     III

The cost of this document shall be borne by the principals.

Munich, December 21, 1995

Signed:   Francine von Finck
          August-Francois von Finck
          Luitpold-Ferdinand von Finck
          Maria Theresia von Finck